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                                                                   Exhibit 23(b)



                       CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
First Albany Companies Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated February 1, 2002 relating to the financial statements, which appear in the 2001 Annual Report to Shareholders, which is incorporated by reference in First Albany Companies Inc.'s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference of our report dated February 1, 2002 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.





/s/  PricewaterhouseCoopers LLP
New York, New York

July 31, 2002

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